Exhibit 99.3

FINAL

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle M. LeRoy

Vice President, Investor Relations

(212) 594-2700

SL GREEN SIGNS LEASES FOR 394,000 SQUARE FEET AT ITS

GRAND CENTRAL SQUARE PROPERTIES

(CITIBANK ANCHORS 485 LEXINGTON WITH 297,000 SQUARE FOOT LEASE, TIAA-CREF AND COLONIAL CONSULTING COMMIT TO 750 THIRD WITH LEASES TOTALING 97,000 SF)

New York, NY – October 25, 2005 – SL Green Realty Corp. (NYSE: SLG) announced today the signing of several major leases at its Grand Central Square properties located at 485 Lexington Avenue and 750 Third Avenue.

The Company announced it has signed a lease agreement for approximately 11 years with Citibank N.A., who will occupy 32% of the building at 485 Lexington Avenue.  The Company also announced it has signed a 3-year lease with TIAA-CREF for 85,000 square feet and a 10-year lease with Colonial Consulting for 12,000 square feet, which aggregates to12% of the building at 750 Third Avenue

SL Green acquired 750 Third and 485 Lexington from TIAA-CREF in July 2004, with TIAA-CREF net leasing the properties through December 2005.  Since acquisition, the Company has initiated a $90 million renovation and repositioning program and a major leasing and marketing campaign, which included branding of the office complex as “Grand Central Square”. Today’s announcement validates these efforts and further expands the relationship between New York City’s largest commercial landlord, SL Green Realty Corp., and New York City’s largest financial services employer Citibank N.A.. Affiliates of Citigroup now lease approximately 628,000 square feet of space from the Company.

The three leases cover approximately 35% of the square footage scheduled to become vacant on January 1, 2006.  In addition the Company stated that TIAA-CREF has exercised its option to retain a substantial portion of its existing space at 485 Lexington during 2006.  Rental rates for the three new leases exceed original underwriting and are higher than the rent being paid for space under the net lease with TIAA-CREF.

The Company stated that these leases contribute to the positive absorption trend in Midtown Manhattan and eliminates one of the few remaining big blocks of space.  It also noted that it continues to see strong interest from other companies looking for large blocks of space.  The Company noted that it expects to be able to command premium pricing for the remaining floors at Grand Central Square.

Marc Holliday, President and Chief Executive Officer of SL Green, commented, “We are honored that two of the nations leading financial institutions have selected Grand Central Square to meet their space objectives.  These initial transactions demonstrate our strategy of acquiring and repositioning well located, big block space in recognition of an improving office market.”

SLG Leasing LLC and Cushman & Wakefield, Inc. jointly serve as the leasing agent at Grand Central Square. Newmark and Company Real Estate, Inc. represented Citibank on its lease and Colliers ABR, Inc. represented TIAA-CREF on its lease.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company owns 28 office properties totaling 18.2 million square feet. The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

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Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.